EXHIBIT 99.1

ATLANTA, GA, April 15, 2009 /PRNewswire-FirstCall/ -- Diversified renewable energy company Global Energy Holdings Group, Inc. (NYSE Amex: GNH) today announced that its consolidated financial statements for the fiscal year ended December 31, 2008, included in the Company's annual report on Form 10-K filed with the Securities and Exchange Commission on April 15, 2009, contained a going concern qualification from its independent registered public accounting firm.

This announcement is required by NYSE Amex Company Guide Section 610(b), which requires separate disclosure of receipt of an audit opinion containing a going concern qualification. This announcement does not represent any change or amendment to the company's financial statements or to its Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

About Global Energy Holdings Group

Global Energy Holdings Group is a diversified renewable energy company based in Atlanta, Georgia. Global Energy Holdings Group develops renewable energy projects, including biomass gasification and landfill-gas-to-energy projects. Global Energy Holdings Group also coordinates and implements energy-efficiency projects, such as cogeneration and heat recovery, for organizations that include government agencies and the U.S. military. Global Energy Holdings Group provides tailored solutions that capitalize on the nation's need for diverse energy resources, while investing in promising innovations to help power the future. The company trades under the ticker symbol GNH on the NYSE Amex (formerly the American Stock Exchange). For more information about Global Energy Holdings Group, please visit its website at http://www.gnhgroup.com.

Global Energy Contact
Jeannine Ball
(404) 814-2506
jball@gnhgroup